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   EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

   EDISON BROTHERS STORES, INC.
     AND SUBSIDIARIES
                                            13 Weeks Ended      13 Weeks Ended
                                                                   April 30,
                                               April 29,              1994
                                                 1995              (restated)
                                         (In thousands, except per share data)
   Income (Loss) from continuing
    operations                                   $(6,388)            $ 1,946
   Preferred stock dividends                          (1)                 (7)
   Net Income (Loss) applicable to
   common stock                                  $(6,389)            $ 1,939


   SIMPLE AND PRIMARY
     Weighted average shares outstanding          22,028              21,987
     Net effect of dilutive stock
       options - based on the treasury
       method                                                            129
        TOTAL                                     22,028              22,116

     Per common share amounts: Simple
     Net Income (Loss) applicable to
       common stock                              $  (.29)            $   .09

     Per common share amounts: Primary
     Net Income (Loss) applicable to
       common stock                              $  (.29)            $   .09

   FULLY DILUTED
     Weighted average shares outstanding          22,028              21,987
     Net effect of dilutive stock
       options - based on the treasury
       method                                          4                 140
       TOTAL                                      22,032              22,127

     Per common share amounts: Fully
       diluted
     Net Income (Loss) applicable to
       common stock                              $  (.29)            $   .09


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